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Exhibit 10.11

September 1, 2003

Mr. James Corbett
8 Morning Dove
Laguna Niguel, CA 92677

Dear Jim:

        The Board considers the operation of the Subsidiary to be of critical importance to the Company and therefore the establishment and maintenance of a sound and vital management team of the Subsidiary to be essential to protecting and enhancing the best interests of the Company and its members. In this connection, the Board recognizes that the possibility of a Change in Control transaction may arise and that such possibility and the uncertainty and questions which such transaction may raise among key management personnel of the Subsidiary could result in the departure or distraction of such management personnel to the detriment of the Company and its members.

        Accordingly, the Board has determined that appropriate actions should be taken to minimize the risk that Subsidiary management will depart prior to a Change in Control, thereby leaving the Company without adequate management personnel of the Subsidiary during such a critical period, and to reinforce and encourage the continued attention and dedication of key members of the Subsidiary's management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control. In particular, the Board believes it important, should the Company or its members receive a proposal for transfer of control of the Company or the Subsidiary, that you be able to continue your management responsibilities without being influenced by the uncertainties of your own personal situation.

        The Board recognizes that continuance of your position with the Subsidiary involves a substantial commitment to the Subsidiary and the Company in terms of your personal life and professional career and the possibility of foregoing present and future career opportunities, for which the Company receives substantial benefits. Therefore, to induce you to remain in the employ of the Subsidiary, this Agreement, which has been approved by the Board, sets forth the benefits which the Company agrees will be provided to you in the event your employment with the Subsidiary or its successor is terminated in connection with a Change in Control under the circumstances described below.

        1.    Definitions.    The following terms will have the meaning set forth below unless the context clearly requires otherwise. Terms defined elsewhere in this Agreement will have the same meaning throughout this Agreement.

          (a)   "Affiliate" means with respect to any Person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) shall mean any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

          (b)   "Agreement" means this letter agreement as amended, extended or renewed from time to time in accordance with its terms.

          (c)   "Base Pay" means your annual base salary from the Subsidiary at the rate in effect immediately prior to a Change in Control or at the time Notice of Termination is given, whichever is greater. Base Pay includes only regular cash salary and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan.

          (d)   "Benefit Plan" means any

              (i)  employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended;

             (ii)  cafeteria plan described in Code Section 125;

            (iii)  plan, policy or practice providing for paid vacation, other paid time off or short-or long-term profit sharing, bonus or incentive payments; or

            (iv)  stock option, stock purchase, restricted stock, phantom stock, stock appreciation right or other equity-based compensation plan that is sponsored, maintained or contributed to by the Company for the benefit of employees (and/or their families and dependents) generally or you (and/or your family and dependents) in particular, including, without limitation, any of the Stock Incentive Plans (as hereinafter defined).

          (e)   "Bonus Plan Payment" means the full amount of the annual target bonus payment which is payable by the Subsidiary to you pursuant to the Subsidiary company-wide bonus plan or equivalent plan of the Successor, if all of the annual performance milestones are satisfied for such year.

          (f)    "Board" means the board of directors of the Parent Company. On and after the date of a Change in Control, any duty of the Board in connection with this Agreement is nondelegable and any attempt by the Board to delegate any such duty is ineffective.

          (g)   "Cause" means: (i) your gross misconduct; (ii) your willful and continued failure to perform substantially your duties with the Subsidiary (other than a failure resulting from your incapacity due to bodily injury or physical or mental illness) after a demand for substantial performance is delivered to you by the chair of the Board which specifically identifies the manner in which you have not substantially performed your duties and provides for a reasonable period of time within which you may take corrective measures; or (iii) your conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Subsidiary or which impairs your ability to perform substantially your duties for the Subsidiary. An act or failure to act will be considered "gross" or "willful" for this purpose only if done, or omitted to be done, by you in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Subsidiary. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Subsidiary's Board (or a committee thereof) or based upon the advice of counsel for the Subsidiary will be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Subsidiary. Notwithstanding the foregoing, you may not be terminated for Cause unless and until there has been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in clauses (i), (ii) or (iii) of this definition and specifying the particulars thereof in detail.

          (h)   "Change in Control" means a Parent Company Change in Control or a Subsidiary Change of Control.

          (i)    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (j)    "Company" means the Parent Company, any Successor and any Affiliate.

          (k)   "Date of Termination" following a Change in Control (or prior to a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of any Third Party relating the Change in Control) means: (i) if your employment is to be terminated by you for Good Reason, the date specified in the Notice of Termination which in no event may be a date more than 15 days after the date on which Notice of Termination is given unless the Company agrees in writing to a later date; (ii) if your employment is to be terminated by the Subsidiary for Cause, the date specified in the Notice of Termination; (iii) if your employment is terminated by reason of your death, the date of your death; or (iv) if your employment is to be terminated by the Subsidiary for any reason other than Cause or your death, the date specified in the Notice of Termination, which in no event may be a date earlier than 15 days after the date on which a Notice of Termination is given, unless you expressly agree in writing to an earlier date. In the case of termination by the Subsidiary of your employment for Cause, then within the 30 days after your receipt of the Notice of Termination, you may notify the Subsidiary that a dispute exists concerning the termination, in which event the Date of Termination will be the date set either by mutual written agreement of the parties or by the judge or arbitrator in a proceeding as provided in Section 9 of this Agreement.

          (l)    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          (m)  "Good Reason" means:

              (i)  a substantial change in your status, position(s), duties or responsibilities as an executive of the Subsidiary as in effect immediately prior to the Change in Control which, in your reasonable judgment, is adverse with respect to any of the foregoing; provided, however, that Good Reason does not include a change in your status, position(s), duties or responsibilities caused by an inadvertent action that is remedied by the Subsidiary promptly after receipt of notice of your objection to such change, and it also being agreed that small and insubstantial changes will not be considered Good Reason unless the changes in totality would be substantial;

             (ii)  a reduction by the Subsidiary in your Base Pay, a material change in the annual Bonus Plan Payment expectations, or an adverse change in the form or timing of the payments thereof, as in effect immediately prior to the Change in Control or as thereafter increased;

            (iii)  the failure by the Subsidiary to cover you under Benefit Plans that, in the aggregate, provide substantially similar benefits to you and/or your family and dependents at a substantially similar total cost to you (e.g., premiums, deductibles, co-pays, out of pocket maximums, required contributions and the like) relative to the benefits and total costs under the Benefit Plans in which you (and/or your family or dependents) were participating at any time during the 90-day period immediately preceding the Change in Control;

            (iv)  the Subsidiary's requiring you to be based more than 50 miles from where your office is located immediately prior to the Change in Control, except for required travel on the Subsidiary's business;

             (v)  the failure by the Subsidiary or the Parent Company to obtain from any Successor the assent to this Agreement as soon as reasonably practicable in the circumstances and in any event within the times required by Section 6 hereof; or

            (vi)  any purported termination by the Subsidiary of your employment that is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement, and, for purposes of this Agreement, no such purported termination will be effective.

          Your continued employment does not constitute consent to, or waiver of any rights arising in connection with, any circumstances constituting Good Reason. Your termination of employment for Good Reason as defined in this Section 1(m) will constitute Good Reason for all purposes of this Agreement notwithstanding that you may also thereby be deemed to have retired under any applicable retirement programs of the Subsidiary and/or Parent Company.

          (n)   "Notice of Termination" means a written notice given on or after the date of a Change in Control (unless your termination before the date of the Change in Control was either a condition of the Change in Control or was at the request or insistence of any Third Party related to the Change in Control) which indicates the specific termination provision in this Agreement pursuant to which the notice is given. Any purported termination by the Subsidiary or by you for Good Reason on or after the dale of a Change in Control (or before the date of a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of any Third Party related to the Change in Control) must be communicated by written Notice of Termination to be effective; provided, that your failure to provide Notice of Termination will not limit any of your rights under this Agreement except to the extent the Company demonstrates that it suffered material actual damages by reason of such failure.

          (o)   "Parent Company" means ev3 LLC, a Delaware limited liability company.

          (p)   "Parent Company Change in Control" means any of the following: (i) the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Parent Company, in one transaction or in a series of related transactions, to any Third Party; provided, however, that any exchange, transfer or other disposition by the Parent Company of its ownership interest in Micro Investments LLC or the sale, lease or exchange by Micro Investment LLC of all or substantially all of its assets shall not be considered a Change of Control; (ii) any Third Party, other than a "bona fide underwriter," is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities (x) in the case of membership units or partnership interests, entitling the holder thereof to be allocated 50% or more of the net income, net loss or distributions of the Parent Company, or, in the case of other securities, representing 50% or more of the combined voting power of the Parent Company's outstanding securities ordinarily having the right to vote at elections of directors, or (y) resulting in such Third Party becoming an Affiliate of the Parent Company, including pursuant to a transaction described in clause (iii) below; (iii) the consummation of any transaction or series of transactions under which the Parent Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the members of the Parent Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or (iv) beginning immediately after the first to occur of the closing of the sale of the Parent Company's securities in an initial public offering registered under the Securities Act of 1933, as amended, or the Parent Company becomes a reporting company under the Exchange Act, the Continuity Directors cease for any reason to constitute at least a majority the Board.

          For purposes of this Section l(p), a "Continuity Director" means an individual who, as of date of this Agreement, is a member of the board of directors of the Parent Company, and any other individual who becomes a director subsequent to the as of date of this Agreement whose election, or nomination for election by the Parent Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Continuity Directors, but excluding for this purpose any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the board of directors of the Parent Company. For purposes of this Section l(p), a "bona fide underwriter" means a Third Party engaged in business as an underwriter of securities that acquires securities of the Parent Company or Subsidiary, as applicable through such Third Party's participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

          (q)   "Subsidiary" means ev3 Inc., a Delaware corporation.

          (r)   "Subsidiary Change in Control" means any of the following: (i) the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Subsidiary, in one transaction or in a series of related transactions, to any Third Party; (ii) any Third Party, other than a "bona fide underwriter," is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, securities (x) representing 50% or more of the combined voting power of the Subsidiary's outstanding securities ordinarily having the right to vote at elections of directors, or (y) resulting in such Third Party becoming an Affiliate of the Subsidiary, including pursuant to a transaction described in clause (iii) below; or (iii) the consummation of any transaction or series of transactions under which the Subsidiary is merged or consolidated with any other company, other than a merger or consolidation which would result in Parent Company, or Affiliates of the Parent Company, immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or (iv) beginning immediately after the first to occur of a closing of the sale of the Subsidiary's capital stock in an initial public offering registered under the Securities Act of 1933, as amended, or the Subsidiary becoming a reporting company under the Exchange Act (the "IPO Date"), the Continuity Directors cease for any reason to constitute at least a majority the board of directors of the Subsidiary.

          For purposes of this Section 1(r), a "Continuity Director" means an individual who, as of date of this Agreement, is a member of the board of directors of the Subsidiary, and any other individual who becomes a director subsequent to the as of date of this Agreement whose election, or nomination for election by the Subsidiaries' stockholders, was approved by a vote of at least a majority of the directors then comprising the Continuity Directors, but excluding for this purpose any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the board of directors of the Subsidiary. For purposes of this Section 1(r), a "bona fide underwriter" means a Third Party engaged in business as an underwriter of securities that acquires securities of the Subsidiary through such Third Party's participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

          (s)   "Successor" means any Third Party that succeeds to, or has the ability to control (either immediately or with the passage of time), the Parent Company's or the Subsidiary's, as applicable, business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Parent Company's membership units entitling the holder thereof to be allocated a portion of the Parent Company's net income, net loss or distributions or purchases of the Subsidiary's outstanding securities ordinarily having the right to vote at the election of directors or all or substantially all of its assets or otherwise.

  (t)
  "Third Party" means any Person, other than the Parent Company, any Affiliate of the Parent Company, or any Benefit Plan(s) sponsored by the Parent Company or an Affiliate.

        2.    Term of Agreement.    This Agreement is effective immediately and will continue in effect only so long as you remain employed by the Subsidiary or, if later, until the date on which the Subsidiary's obligations to you arising under this Agreement have been satisfied in full.

        3.    Benefits upon a Change in Control Termination.    You will become entitled to the benefits described in this Section 3 as of the date of a Change in Control. As of the date of such Change in Control, the Company and the Subsidiary (and any Successor thereto) will be jointly and severally responsible for paying to you all of the Base Pay owed through such date and a pro rata portion of your Bonus Plan Payment based upon the number of months in the current year which you have worked prior to the date of the Change in Control, assuming for this Section 3 that you have worked the full month of the month in which the Change in Control occurs. The following terms shall control notwithstanding any conflicting terms contained in any employment agreement, or in any of the non-statutory stock option agreements, incentive stock options agreements, restricted stock awards or other similar agreements (collectively, the "Stock Option Agreements") you may have entered into with the Company pursuant to (i) the original Microvena Corporation Stock Incentive Plan, (ii) the Microvena Corporation 1999 Stock incentive Plan, (iii) the ev3 Inc. 2002 Stock Incentive Plan, (iv) the ev3 LLC 2003 Incentive Plan, or (v) any successor or additional stock option, stock award, or other incentive plans of the Parent Company or Subsidiary (collectively, the "Stock Incentive Plans"). In addition, you will be entitled to the following:

          (a)    Cash Payments.    At the date of the Change in Control, whether or not you are made an offer of employment with the Successor (in the case of a Subsidiary Change of Control), or for continued employment with the Subsidiary if it survives the Change in Control, the Company and the Subsidiary (and any Successor thereto) will be jointly and severally responsible for making a lump sum payment to you equal to 18 months of your then current Base Pay, and the full amount of your Bonus Plan Payment for the next 18 months, assuming for this purpose that the amount of such Bonus Plan Payment for the first 12 months is equal to the annualized Bonus plan Payment for then current year and the Bonus Plan Payment for the final six months is equal to 50% of the amount received for the first 12 months (in the aggregate, the "C in C Payment"). Notwithstanding the preceding sentence, if the Successor or the Subsidiary elects to employ you or continue your employment with the Subsidiary, as the case may be, for up to six months following the Change in Control upon terms substantially identical to the terms of your existing employment, including the benefits set forth herein, the C of C Payment obligation shall be deferred until the earlier of the end of the six month period or such earlier date elected by the Successor or the Subsidiary. However, if your employment during such six month period is terminated by the Subsidiary without Cause or as a result of your death or disability, or by you for Good Reason, the C of C Payment shall be immediately due and payable. No C of C Payment shall be due and owing if your employment is terminated by the Subsidiary or the Successor for Cause or by you without Good Reason.

          (b)    Group Health Plans.    During the Continuation Period (as defined below), the Company and the Subsidiary (and any Successor thereto) will be jointly and severally responsible for maintaining a group health plan(s) which by its terms covers you (and your family members and dependents eligible to be covered during the 90 days immediately preceding a Change in Control) under the same terms and at the same cost as provided to you during the 90 days immediately preceding such Change in Control (without regard to any reduction in such benefits that constitutes Good Reason). The "Continuation Period" is the period beginning on your Date of Termination, whether such date is at or prior to the Change in Control as provided for in the definition of Change in Control or within 12 months after accepting employment with the Successor or the Subsidiary, as the case may be, as provided for in Section 3(a) above, and ending on the earlier of (i) the last day of the 18th month that begins after your Date of Termination or (ii) the date on which you first become eligible to participate as an employee in a plan of another employer providing group health benefits to you and your eligible family members and dependents.

          (c)    Gross-up Payments.    Following a Change in Control, if the Subsidiary's independent auditors determine that any payment or distribution by the Parent Company and/or the Subsidiary to you (the "Payments") will result in an excise tax imposed by Code Section 4999 or any comparable state or local law, or any interest or penalties with respect thereto, the Company and the Subsidiary (and any Successor thereto will be responsible for making an additional cash payment (a "Gross-Up Payment") to you within 10 days after such determination equal to an amount such that, after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the Gross-Up Payment, you would retain an amount of the Gross-Up Payment equal to the excise tax imposed upon the Payments. You will provide the Successor or the Company with a written certification that you will pay all taxes due on the Payments and the Gross-Up Payment.

          (d)    Outplacement Services.    As of the date the C of C Payment is due, the Company and the Subsidiary will be jointly and severally responsible for providing you with up to $40,000 of outplacement services in the form of outplacement consultant's services, travel and hotel expense reimbursements, office expense reimbursements or similar costs you incur in seeking and obtaining new employment, the allocation of which among the categories to be within your sole discretion. You will be required to provide receipts or invoices for the costs and expenses incurred under this Section 3(d).

        If, on or after the date of a Change in Control, an Affiliate is sold, merged, transferred or in any other manner or for any other reason ceases to be an Affiliate or all or any portion of the business or assets of an Affiliate are sold, transferred or otherwise disposed of and the acquiror is not the Parent Company or an Affiliate (a "Disposition"), and you remain or become employed by the acquiror or an affiliate of the acquiror (as defined in this Agreement but substituting "acquiror" for "Parent Company") in connection with the Disposition, you will be deemed to have terminated employment on the effective date of the Disposition for purposes of this Section 3 unless (x) the acquiror and its affiliates jointly and severally assume and agree, in a manner that is enforceable by you, to perform the obligations of this Agreement to the same extent that the Parent Company and the Subsidiary would be required to perform if the Disposition had not occurred and (y) the Successor guarantees, in a manner that is enforceable by you, payment and performance by the acquiror.

        4.    Stock Option Acceleration.    In the event of a Change in Control, regardless of whether the acquiring entity or Successor assumes or replaces the stock options or stock awards then granted to you pursuant to any of the Stock Incentive Plans, the vesting schedules under the applicable Stock Option Agreements will be accelerated and all such stock options will become fully vested and immediately exercisable upon the closing of the Change in Control.

        5.    Indemnification.    Following a Change in Control, the Parent Company and the Subsidiary be jointly and severally responsible for indemnifying and advancing expenses to you to the full extent permitted by law for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of your counsel) incurred by you as a result of your service to or status as an officer and employee with the Parent Company or the Subsidiary or any other corporation, employee benefit plan or other entity with whom you served at the request of the Parent Company or the Subsidiary prior to the Change in Control, provided that such damages, costs and expenses did not arise as a result of your gross negligence or willful misconduct. The indemnification under this Agreement shall be in addition to any similar obligation of the Parent Company or the Subsidiary under any other separate agreement, or under the Parent Company's Operating Agreement or the Subsidiary's Certificate of Incorporation or Bylaws, or as they be amended from time to time, provided however, you may only be reimbursed or recover once for any such damages, costs and expenses, from whatever source.

        6.    Successors.    The Parent Company and the Subsidiary will each seek to have any Successor to the Parent Company and/or the Subsidiary, by agreement in form and substance satisfactory to you, assume and assent to the fulfillment by such Successor of the Parent Company's or the Subsidiary obligations under this Agreement. Failure of the Parent Company or the Subsidiary to obtain such assent and assumption at least three (3) business days prior to the time a Third Party becomes a Successor (or where the Parent Company or the Subsidiary does not have at least three (3) business days' advance notice that a Third Party may become a Successor, within one (1) business day after having notice that such Third Party may become or has become a Successor) will constitute Good Reason for termination by you of your employment. The date on which any such succession becomes effective will be deemed the Date of Termination, and Notice of Termination will be deemed to have been given to you on that date. A Successor has no rights, authority or power with respect to this Agreement prior to a Change in Control.

        7.    Binding Agreement.    This Agreement inures to the benefit of, and is enforceable by, you, your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die after a Change in Control while any amount would still be payable to you under this Agreement, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

        8.    Notices.    For the purposes of this Agreement, notices and other communications provided for in this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party's respective address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance with these provisions, except that notice of change of address will be effective only upon receipt.

        9.    Disputes.    If you so elect, any dispute, controversy or claim arising under or in connection with this Agreement will be heard and settled exclusively by binding arbitration administered by the American Arbitration Association in Minneapolis, Minnesota before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, that you may seek specific performance in a court of competent jurisdiction of your right to receive benefits until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. If any dispute, controversy or claim for damages arising under or in connection with this Agreement is settled by arbitration, the Company and the Subsidiary will be jointly and severally responsible for paying, or if elected by you, reimbursing, all fees, costs and expenses incurred by you related to such arbitration. If you do not elect arbitration, you may pursue all available legal remedies. The Company and the Subsidiary will be jointly and severally responsible for paying, or if elected by you, reimbursing you for, all fees, costs and expenses incurred by you in connection with any actual, threatened or contemplated litigation relating to this Agreement to which you are or reasonably expect to become a party, whether or not initiated by you, if but only if you are successful in recovering any benefit under this Agreement as a result of such legal action. The parties agree that any litigation arising under or in connection with this Agreement must be brought in a court of competent jurisdiction in the State of Minnesota, and both parties hereby consent to the exclusive jurisdiction of said courts for this purpose and agree not to assert that such courts are an inconvenient forum. Neither the Parent Company nor the Subsidiary will assert in any dispute or controversy with you arising under or in connection with this Agreement your failure to exhaust administrative remedies.

        10.    Related Agreements.    To the extent that any provision of any other Benefit Plan or agreement between the Parent Company and you or the Subsidiary and you limits, qualifies or is inconsistent with any provision of this Agreement, the provision of this Agreement will control. Nothing in this Agreement prevents or limits your continuing or future participation in, and rights under, any Benefit Plan provided by the Parent Company or the Subsidiary and for which you may qualify. Amounts which are vested benefits or to which you are otherwise entitled under any Benefit Plan or other agreement with the Parent Company or the Subsidiary at or subsequent to the Date of Termination will be payable in accordance with the terms thereof. Furthermore, nothing in this Agreement will prevent the Parent Company, the Subsidiary or the Successor to the Parent Company or the Subsidiary from seeking enforcement of and damages arising under any confidentiality, invention assignment or non-competition provision or breach thereof contained in any other agreement with the Parent Company or the Subsidiary or any Successor to the Parent Company or the Subsidiary.

        11.    No Employment or Service Contract.    Nothing in this Agreement is intended to provide you with any right to continue in the employ of the Subsidiary for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Subsidiary, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason or no reason whatsoever, with or without cause.

        12.    Survival.    The respective obligations of, and benefits afforded to, the Parent Company, the Subsidiary and you which by their express terms or clear intent survive termination of your employment with the Subsidiary or termination of this Agreement, as the case may be, will survive termination of your employment with the Subsidiary or termination of this Agreement, as the case may be, and will remain in full force and effect according to their terms.

        13.    Miscellaneous.    No provision of this Agreement may be modified, waived or discharged other than in a writing signed by you, the Parent Company and the Subsidiary. No waiver by any party to this Agreement at any time of any breach by another party of any provision of this Agreement will be deemed a waiver of any other provisions at the same or at any other time. This Agreement reflects the final and complete agreement of the parties and supersedes all prior and simultaneous agreements with respect to the subject matter hereof. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without regard to the conflict of laws principles of any jurisdiction). The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        If this letter correctly sets forth our agreement on the subject matter discussed above, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,
ev3, LLC
By:	/s/ PAUL BUCKMAN
Name:
Title:
ev3 INC.
By:	/s/ PAUL BUCKMAN
Name:
Title:
Agreed to and Accepted as of this day of August 2003:
/s/ JAMES CORBETT James Corbett

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  Exhibit 10.11